Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260126

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED OCTOBER 22, 2021)

TMC THE METALS COMPANY INC.

Up to 264,438,297 Common Shares
Up to 9,500,000 Warrants

This prospectus supplement no. 3 (this “Supplement”) supplements the prospectus dated October 22, 2021 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 24,500,000 of our common shares, without par value (“Common Shares”), which consists of (i) up to 9,500,000 Common Shares that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Sustainable Opportunities Acquisition Corp. (“SOAC”), at an exercise price of $11.50 per Common Share, and (ii) up to 15,000,000 Common Shares that are issuable upon the exercise of 15,000,000 warrants issued in connection with the initial public offering of SOAC (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and this Supplement also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 9,500,000 Private Placement Warrants, (ii) 9,500,000 Common Shares that may be issued upon exercise of the Private Placement Warrants, (iii) 11,578,620 Common Shares that may be issued upon exercise of the Allseas Warrant (as defined in the Prospectus), (iv) 6,759,000 Common Shares held by SOAC’s sponsor, Sustainable Opportunities Holdings LLC (the “Sponsor”), SOAC’s former directors and certain of their transferees (collectively, the “Founder Shares”), (v) 11,030,000 Common Shares issued in the PIPE Financing (as defined in the Prospectus), (vi) 131,178,480 Common Shares issued to certain shareholders of DeepGreen (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), (vii) 77,277,244 Common Shares issuable to certain shareholders of DeepGreen upon the conversion of DeepGreen Earnout Shares (as defined in the Prospectus) pursuant to the Business Combination Agreement, (viii) 1,241,000 Common Shares issuable to the Sponsor and its transferees upon the conversion of Sponsor Earnout Shares (as defined in the Prospects) and (ix) 873,953 Common Shares issued to certain service providers to DeepGreen.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of Common Shares or Private Placement Warrants by the Selling Securityholders or of Common Shares by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This Supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K which was filed with the Securities and Exchange Commission on December 30, 2021.

You should read this Supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “TMC” and “TMCWW,” respectively. On December 29, 2021, the closing price of our Common Shares was $1.72 and the closing price for our Public Warrants was $0.22.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2021

TMC THE METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation)	001-39281 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

595 Howe Street, 10th Floor Vancouver, British Columbia (Address of principal executive offices)		V6C 2T5 (Zip Code)

Registrant’s telephone number, including area code: (604) 631-3115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
TMC Common Shares without par value	TMC	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one TMC Common Share, each at an exercise price of $11.50 per share	TMCWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 29, 2021, TMC the metals company Inc. (the “Company”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that due to Scott E. Leonard’s resignation disclosed in Item 5.02 of this Current Report on Form 8-K, the Company is no longer in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Audit Committee to be comprised of a minimum of three independent directors. Pursuant to Nasdaq Listing Rule 5605(c)(4)(B), the Company is entitled to a cure period to regain compliance with Nasdaq Listing Rule 5605(c)(2)(A), which cure period will expire at the earlier of the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) or December 24, 2022, or if the 2022 Annual Meeting is held before June 22, 2022, then the Company must evidence compliance no later than June 22, 2022. The Company expects that the Nasdaq will issue a letter to the Company confirming the Company’s noncompliance with Nasdaq Listing Rule 5605 and informing the Company of the cure period. The Company intends to appoint an additional independent director to the Audit Committee prior to the end of the cure period.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 24, 2021, Scott E. Leonard resigned, effective immediately, from the Board of Directors (the “Board”) of the Company to focus on other endeavors.

In connection with Mr. Leonard’s resignation, Andrew Hall, the Company’s lead independent director and current member of the Audit Committee of the Board, was appointed Chair of the Audit Committee and the Company will conduct a search for a new director to join the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMC THE METALS COMPANY INC.

Date: December 30, 2021	By:	/s/ Gerard Barron
Name: Gerard Barron
Title: Chief Executive Officer